Exhibit 99.1
Stewart Enterprises Names Kenneth G. ‘Jerry’ Myers, Jr. Senior Vice President of Operations
     JEFFERSON, La., Jun 26, 2008 (PrimeNewswire via COMTEX News Network) — Stewart Enterprises, Inc. (Nasdaq:STEI) announced today that, effective immediately, Jerry Myers will serve as the Company’s Senior Vice President of Operations. Myers will be based at Corporate Headquarters in Jefferson, La.
     During his 32-year business career, Myers has served in senior management positions with several publicly-traded companies — including serving as President, Chief Executive Officer and a Director of Conrad Industries, Inc., and Vice President for Northrop Grumman Avondale Operations — where he specialized in process improvement, business development, information technology and strategic planning. For the last two years, he has served as the Company’s Senior Vice President of Finance, responsible for all shared services business support and information technology functions.
     A native of Pascagoula, Miss., Myers earned a bachelor’s degree in accounting from Nicholls State University in Thibodaux, La. He is a Certified Public Accountant and a Certified Project Management Professional.
     “We are delighted to have Jerry Myers in this new role,” Stewart Enterprises President and Chief Executive Officer Thomas J. Crawford said. “His broad business background has provided him an exceptional skill set with which to make a significant impact on the operations of our business. Jerry is keenly focused on continuous improvement, which, coupled with his unique combination of operational management experience, financial acumen and information technology expertise, will substantially advance our efforts to be a Best in Class company.”
     Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.